Exhibit 99.1

Contact:	John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com
Ardea Biosciences Earns $15 Million Payment from Bayer HealthCare AG for
Achievement of Important Clinical Milestone in Ongoing Collaboration
Bayer Advances BAY 86-9766 into Phase 2 Clinical Trial for Liver Cancer
SAN DIEGO, January 10, 2011 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced that it has earned a $15 million milestone payment from Bayer HealthCare AG (Bayer) under the terms of their April 2009 global license agreement to develop and commercialize Ardea’s mitogen-activated ERK kinase (MEK) inhibitor compounds for cancer and other indications. This milestone was triggered by the initiation of a Phase 2 clinical study evaluating BAY 86-9766 in combination with sorafenib (Nexavar®; Bayer, Onyx Pharmaceuticals) for the treatment of hepatocellular carcinoma, or primary liver cancer.
Upon receipt of this milestone payment, which is expected shortly, Ardea will have received license fee and milestone payments under the agreement totaling $50 million. Ardea is eligible to receive up to an additional $357 million for achievement of future development and commercialization milestones, including $7.5 million for the initiation of a second Phase 2 clinical study of BAY 86-9766 for a different indication. Ardea will also be eligible to receive low double-digit royalties on worldwide sales of products under the license agreement.
“We are extremely pleased to have reached this important clinical milestone in the development of BAY 86-9766,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “Based on the good tolerability and impressive number of patients who achieved stable disease or partial response to treatment in Phase 1 trials in refractory patients with advanced solid tumors, we believe BAY 86-9766 has the potential to be a clinically important drug in the treatment of patients across multiple tumor types. Including this milestone payment, we ended 2010 with unaudited, pro-forma cash and short-term investments of approximately $95 million, which will primarily be used to fund the further development of RDEA594, our lead product candidate for the chronic management of hyperuricemia and gout.”
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. RDEA594, our lead product candidate for the chronic management of hyperuricemia and gout, is a once-daily, oral inhibitor of the URAT1 transporter in Phase 2 clinical development. Our next-generation URAT1 inhibitor program is currently in preclinical development. BAY 86-9766, formerly known as RDEA119, is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer HealthCare AG. BAY 86-9766 is currently in Phase 2 development in patients with hepatocellular carcinoma in a combination study with sorafenib (Nexavar®; Bayer, Onyx Pharmaceuticals). Bayer is also investigating the activity of BAY 86-9766 in other tumor types in combination with additional agents.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of

1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, BAY 86-9766 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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